UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

USG CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

USG CORPORATION 2008LETTERTOSHAREHOLDERS

BUSINESS OVERVIEW

Gypsum	Ceilings	Distribution

Businesses

United States Gypsum Company	USG Interiors, Inc.	L&W Supply Corporation
CGC Inc.	USG International
USG Mexico S.A. de C.V.	CGC Inc.

Products and Services

Manufactures and markets	Manufactures and markets acoustical	Sells wallboard, steel studs, ceiling
gypsum wallboard, joint treatments and	ceiling panels, ceiling suspension grid,	products and other building materials;
textures, cement board, gypsum fiber	specialty ceilings and other building	specializes in delivering construction
panels, plaster, shaft wall systems and	products	materials to job sites
industrial gypsum products

Best-Known Name Brands

SHEETROCK gypsum panels; SHEETROCK	ASTRO, ECLIPSE, FROST and RADAR
joint compounds; DUROCK cement board;	ceiling panels; DONN DX, FINELINE and
FIBEROCK gypsum fiber panels; SECUROCK	CENTRICITEE ceiling grid; COMPÄSSO
roof board and sheathing; LEVELROCK	suspension trim; CURVATURA 3-D ceiling
floor underlayment; HYDROCAL gypsum	system; GEOMETRIX ceiling panels; TOPO
cement; IMPERIAL building plasters;	3-dimensional system; BILLO 3-dimen-
DIAMOND building plasters; BEADEX	sional panels; LIBRETTO ceiling systems;
corner bead products; MOLD TOUGH	and USG DESIGN STUDIO
gypsum panels; and SHEETROCK tools

Geographical Areas Served

United States, Canada, Mexico	United States, Canada, Mexico and more	United States, Mexico
than 125 other countries in all parts of the
world: North, Central and South America,
the Caribbean, Europe, the Middle East,
Asia, the Pacific Rim, Africa

Customers

purchasers: specialty drywall centers,	purchasers: specialty acoustical	purchasers and end users:
distributors, hardware cooperatives,	centers, distributors, hardware	contractors, builders
buying groups, home centers, mass	cooperatives, home centers, contractors;
merchandisers; influencers: architects,	influencers: architects, specifiers, interior
specifiers, building owners; end users:	designers, building owners, tenants, facility
contractors, builders, do-it-yourselfers	managers; end users: contractors,
builders, do-it-yourselfers

To Our Fellow Shareholders:
We are relieved to report that 2008 is finally behind us. We wish we could say that we are looking forward to 2009, but our customary optimism is tempered by the economic realities we face today. What began as a housing problem has grown into a global economic crisis that has rocked markets, reduced consumer confidence and spending, and constricted credit around the world.
Virtually every company in the United States felt the impact, and we were no exception.
Including several charges, we reported a net loss of $463 million for 2008. Sales declined significantly in our North American Gypsum and Building Products Distribution segments; both reported operating losses. One of the few bright spots was the performance of our Worldwide Ceilings business, which, thanks to a strong first half, reported record sales and strong operating profit.
Managing in turbulent times
Our results reflect the weakest economic conditions in a half-century. Although it may be less apparent, our results also show that we have acted aggressively to manage this enterprise in turbulent times — and control the things we can.
First and foremost, we have scaled our operations to our markets. As recently as 2005, new housing starts exceeded 2 million units on an annualized basis and the commercial, repair and remodeling and international markets were strong. As we entered 2009, annualized housing starts had fallen to 466,000 units, the lowest level recorded in 50 years and less than one-quarter of the peak.
The challenge is to steer the market’s nose dive into a safe landing.
As the market declined we were quick to remove excess capacity from our manufacturing and distribution networks. Since the beginning of this downturn, we idled or closed eleven wallboard lines that represented approximately 3.1 billion square feet of capacity, three paper mills and a DUROCK cement board line. We closed or consolidated over 60 L&W Supply distribution locations and reduced our specialized delivery fleet by 400 vehicles. Even so, L&W continues to have a national footprint, serving its customers through approximately 200 locations.
We have been just as aggressive in cutting costs and maintaining our liquidity. In January 2008, we reduced overall expenses by 5 percent and greatly reduced other discretionary spending.
Seeing no signs of improvement in our markets, we made further adjustments in May that included eliminating 10 percent of our salaried positions.
The financial meltdown in the third quarter signaled that our markets would probably weaken further, so we implemented an even more aggressive cost-reduction program that reduced salaried positions by an additional 20 percent. We also made significant cuts in marketing and technical services and reduced overhead spending by another 20 percent. We expect these efforts to produce more than $150 million in annualized savings in 2009.
Financial flexibility
We also have managed our balance sheet to maintain our financial flexibility.
During the fourth quarter of 2008, in a time of tight credit, we raised $400 million through a convertible note offering to strengthen our capital position. We also successfully negotiated with our banks to modify our credit agreement. The agreement is now secured by accounts receivable and inventory and provides for borrowings of up to $500 million based on a borrowing base determined by the levels of accounts receivable and inventory. The revised agreement has only one restrictive financial covenant, and it applies only if our borrowing availability under the agreement is less than $75 million. And we have no long-term debt maturities before 2016, other than annual debt amortization under our ship mortgage facility.
We are matching our operations to the realities of our markets. We are actively managing our financial flexibility. And we are ready to make more changes—except to our basic beliefs. Even with the

Practicing the twin values of service and quality has brought us the strongest relationships with customers that we have ever had.
challenges we are facing today, we have continued to nurture the core values that are fundamental to our leadership.
Safety
Our commitment to safety is of the first importance, long-term and unwavering. In 2008, our safety performance was terrific, nearly equal to our record performance of 2007. Several of our plants earned the prestigious OSHA Star Award for safety, bringing the current total to eight plants, and 15 others are now being considered for the award. Our overall safety performance is more than 14 times better than the typical manufacturing company in the United States.
Operational excellence
Although volumes are low, we continue to pursue operating efficiency; it’s been a core value for more than a century. Wallboard operating metrics are at the highest levels we have achieved in four years, helping us manage costs and improving our competitive position.
We also completed several important upgrades to our operations that will enable us to further improve productivity and meet future demand. We opened a new paper mill in Michigan that is producing the highest-quality paper in our network and significantly reducing our paper manufacturing costs. Our new wallboard plant in Washingtonville, Pa., is on its way to being the lowest-cost facility serving the New York metropolitan market. A new wallboard plant in Norfolk, Va., replaced a 60-year-old facility and lowers our manufacturing costs in that location by 25 percent. Our new ship, The Integrity, will carry gypsum rock from Canada to several of our manufacturing sites in North America at a lower cost and with a smaller carbon footprint.
These investments, along with others we have completed in recent years, will enable us to extend our leadership when the economy recovers. In the meantime, major new capital expenditures can be curtailed. In 2009, capital spending will be reduced by approximately $190 million from 2008 levels, to $50 million.
Innovation
As the organization that invented wallboard, we have a long tradition of innovation in our products and processes. In 2008, we were awarded 126 new patents—23 in the United States and 103 in other countries. New product successes include NEXT GEN, the latest addition to our line of DUROCK brand cement board products that install more easily than competitors’ products. We also offer one of the widest selections of ceiling panels that meet stringent standards for formaldehyde emissions. FIBEROCK Brand AQUA-TOUGH fiber-reinforced gypsum board is not only a lower-cost tile backer option, but it can also be installed as sheathing in exterior applications. FIBEROCK and DUROCK products were successfully rolled out to more than 2,000 retail outlets in 2008.
Strong customer relationships
Practicing the twin values of service and quality has brought us the strongest relationships with customers that we have ever had. In 2008, each of our key customer satisfaction benchmarks, including on-time delivery and invoice accuracy, were at all-time highs. Day-in and day-out, face-to-face contact with customers, backed by an enterprise information management system that was implemented in 2007, creates real value for contractors, specialty distributors, large retailers, architects and others. The importance of our efforts can be measured by the price improvement that SHEETROCK brand gypsum panels achieved during the year, in one of the most depressed markets in our history. Our customers recognize and appreciate USG’s value proposition and the contributions we make to their businesses— and reward us.

Innovation and new product development will help to build our leadership in low-cost operations and in customer service.
Looking ahead
In the toughest times we have faced in our careers we have achieved some successes, controlled the operating factors that are within our control and continued to set the stage for an eventual recovery. But we have always tried to speak with you realistically, and realistically speaking, there is little to look forward to in the immediate future. 2009 is likely to offer even fewer opportunities than 2008. The new residential construction market is expected to remain weak and we expect the economic recession in the U.S. will contribute to additional declines in both remodeling and commercial construction. Meanwhile, Canadian and Mexican markets now seem poised to follow the U.S. into a recession.
The housing crisis continues and will continue for some time. But once the nation has worked through the large inventory of unsold homes, the prospects begin to brighten.
In its February 2009 report, the Joint Center for Housing Studies at Harvard University said that over the coming decade, the nation’s housing stock needs to accommodate an additional 14 million to 15 million new households, with nearly half of this demand coming from people immigrating to the U.S. With the median age of the nation’s housing stock now at about 34 years and rising, the outlook for repair and remodel activity also is promising. A third trend—the growing interest in “green” construction and remodeling—will fuel demand for new approaches to construction and for many of our products, which have long used recycled materials.
The challenge is to get from here to there, from a deep recession to a robust recovery. It’s a challenge that USG has faced before.
In late 1931, when the Great Depression was tightening its grip on the country, United States Gypsum Company’s executive vice president, Oliver M. Knode, wrote, “...the real test of our ability to manage is at hand. The question (the answer to which is needed right now) is what are the members of the operating force of this Company going to do about it?”
The same question is relevant today. And like Mr. Knode’s team then, we know what needs to be done.
Over the short term, we will continue to focus on the essentials of managing through a downturn: scaling our operations to the market, managing our capacity, controlling our costs and maintaining our liquidity. We will concentrate on the elements within our control, including customer satisfaction and operational excellence that contribute the most to our performance. We have shown our willingness to make difficult decisions and remain ready to react in light of changing conditions.
Over the long term, we look forward to accelerating our growth. Innovation and new product development will help to build our leadership in low-cost operations and in customer service. We will seek to selectively extend our core businesses.
Just as in the Great Depression, the challenges we face today are significant. But so are our strengths. Leading brand names, modern, low-cost production, a nationwide distribution network and strong customer relationships are as valuable now as at any time. So are the people of USG. Over the past months, their work has been hard and sometimes painful, but they have kept us moving forward. With their continued faith and confidence —and yours—we will weather tough times and lead the market’s eventual recovery. And 107 years of experience says that it will.

William C. Foote	James S. Metcalf

Chairman and Chief Executive Officer	President and Chief Operating Officer

DIRECTORS AND CORPORATE OFFICERS

Board of Directors		Corporate Officers

Jose Armario (2, 5)	Steven F. Leer (1*, 3, 4)	William C. Foote	Brendan J. Deely
Group President,	Chairman and	Chairman and	Vice President; President
McDonald’s Canada	Chief Executive Officer,	Chief Executive Officer	and Chief Executive Officer,
and Latin America,	Arch Coal, Inc.		L&W Supply Corporation
McDonald’s Corporation		James S. Metcalf
	Marvin E. Lesser (1, 2)	President and	Christopher R. Griffin
Robert L. Barnett (2*, 4, 5)	Managing Partner,	Chief Operating Officer	Vice President; President,
Former Executive	Sigma Partners, L.P.		USG International
Vice President,		Stanley L. Ferguson
Motorola, Inc.	James S. Metcalf	Executive Vice President	Fareed A. Khan
	President and	and General Counsel	Vice President; President,
Keith A. Brown (2, 4)	Chief Operating Officer		USG Building Systems
President,		Richard H. Fleming
Chimera Corporation	Judith A. Sprieser (1, 3*, 4)	Executive Vice President	Karen L. Leets
	Former Chief Executive Officer,	and Chief Financial Officer	Vice President and Treasurer
James C. Cotting (3, 5)	Transora, Inc.
Former Chairman and		Brian J. Cook	Donald S. Mueller
Chief Executive Officer, Navistar International Corporation Lawrence M. Crutcher (2, 3, 4*) Member, Board of Advisors, Veronis Suhler Stevenson William C. Foote Chairman and Chief Executive Officer	Committees of the Board of Directors 1 Compensation and Organization Committee 2 Audit Committee 3 Finance Committee 4 Governance Committee 5 Corporate Affairs Committee * Denotes Chair	Senior Vice President, Human Resources D. Rick Lowes Senior Vice President and Controller Dominic Dannessa Vice President and Chief Technology Officer	Vice President and Chief Innovation Officer Ellis A. Regenbogen Vice President, Associate General Counsel and Corporate Secretary Jennifer F. Scanlon Vice President and Chief Information Officer

W. Douglas Ford (1, 4, 5*)
Former Chief Executive,
Refining and Marketing,
BP Amoco p.l.c.

A note of thanks to David W. Fox, Valerie B. Jarrett, Edward M. Bosowski and Clarence B. Owen. Their contributions, dedication and leadership during their tenures with USG are appreciated.

SHAREHOLDER     INFORMATION
Annual Meeting of Stockholders
The 2009 annual meeting of stockholders of USG Corporation will be held at 9:00 am, Wednesday, May 13 at USG Corporation, 550 West Adams Street, Chicago, Illinois.
Available Information
Financial and other information about the Corporation can be accessed at its Web site: www.usg.com. The Corporation has made available at its Web site, throughout the period covered by this report, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as possible after such material is electronically filed with or furnished to the Securities and Exchange Commission. If you wish to receive a paper copy of any exhibit to the Corporation’s reports filed with or furnished to the Securities and Exchange Commission, such exhibit may be obtained, upon payment of reasonable expenses, by writing to: Corporate Secretary, USG Corporation, P.O. Box 6721, Chicago, Illinois 60680-6721.
General Offices
Mailing Address:
P.O. Box 6721
Chicago, Illinois 60680-6721
Street Address:
550 West Adams Street
Chicago, Illinois 60661-3676
Telephone:
312.436.4000
Stock Transfer Agent and Registrar
Computershare Investor Services LLC
877.360.5385
For Regular Mail:
P.O. Box 43078
Providence, RI 02940-3078
The Street Address for Overnight Delivery is:
250 Royall Street, Mail Stop 1A
Canton, MA 02021
The Lockbox Address for
Voluntary Contributions is:
P.O. Box 6006
Carol Stream, IL 60197-6006
Stock Listings
USG Corporation common stock is listed on
the New York and Chicago stock exchanges
and is traded under the symbol USG.
Inquiries
Investment Community:
Investor Relations
312.436.4125
News Media:
Corporate Communications
312.436.4356
The following trademarks used herein are owned by USG Corporation or its subsidiaries:
AQUA-TOUGH, Astro, Centricitee, Compässo, Curvatura, Diamond, Donn, Durock,DX, Eclipse, Fiberock, Fineline,
geometrix, H ydrocal, Imperial, LEVELROCK,mold tough,NE XT GEN, Radar, SECUROCK, Sheetrock, topo, tuff-hide, USG.

USG Corporation
550 West Adams Street
Chicago, Illinois 60661

X2785/3-09
© 2009, USG Corporation
Printed in U.S.A.
Printed on Recycled Paper